                                                                   Exhibit 3.6


      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of Comercial Cabo TV Sao Paulo Ltda.


                                         By: /s/DOUGLAS DURAN
                                             ----------------------------
                                                DOUGLAS DURAN
                                                Attorney-in-fact

Date:  February 21, 1997

                       COMERCIAL CABO TV SAO PAULO LTDA.

                           ARTICLES OF INCORPORATION

JOSE EDUARDO NICOLAU, a Brazilian citizen, married, attorney, residing in this capital city at Rua Caconde no 472, apt. 21 - Jardim Paulista, bearer of ID Card RG no 4.279.089 and enrolled with the Board of Taxpayers CIC no 413.119.068-00,

ELSA DE OLIVEIRA BARBOSA, a Brazilian citizen, separated, trader, residing and domiciled in this capital city at Estrada do Pessego, no 98, Bloco 1, apt. 11, District of ltaquera, bearer of ID Card RG no 16.118.400 and enrolled with the Board of Taxpayers CIC no 810.560.798-00, through this private instrument of Articles of Incorporation, have mutually agreed to organize a limited liability quota company, which shall be governed by the clauses and conditions set forth below:

CLAUSE ONE. The company's name shall be COMERCIAL CABO TV SAO PAULO LTDA., with principal place of business and venue in this capital city of the State of Sao Paulo, at Avenida Republica do Libano no 543, CEP 04501, Parque do Ibirapuera.

CLAUSE TWO. The company's objects are to trade with electronic devices, the placement of Community Antennae and Performance of Services thereon, and everything related to the transmission, distribution, radio link, reception and processing of images, sounds, signals, and data via cable, optical fiber or any other technological product or substitute thereof, apart from leasing video films, video games and video disks under the conventional system and the system known as Pay-per-View, or electronic lease, or further, any other that may be developed by technology in the future.

CLAUSE THREE. The company has an indeterminate term of duration and may be dissolved at any time at the discretion of its partners.

CLAUSE FOUR. The capital stock shall be Cr$3,000,000.00 (three million cruzeiros) divided into 3,000,000 (three million) quotas of Cr$1.00 (one cruzeiro) each, subscribed and paid up in Brazilian currency as follows:

a)     Jose Eduardo Nicolau               2,700,000 quotas or Cr$2,700,000.00
b)     Elsa de Oliveira Barbosa             300,000 quotas or   Cr$300,000.00
                                          ---------           ---------------
                                          3,000,000 quotas or Cr$3,000,000.00

CLAUSE FIVE. Pursuant to the provisions of article 2, "in fine", of Decree 3.709 of January 18, 1919, each partner is liable for the full amount of the capital stock.

CLAUSE SIX. The quotas are indivisible and may not be transferred or disposed of to third parties under any heading without the consent of the other partners, who shall be entitled a right of first refusal under equal conditions.

CLAUSE SEVEN. The partner wishing to transfer his quotas will notify the other partner in writing, stating the price, manner and time limit of payment, to allow the latter to exercise his right of first refusal within thirty days as of the receipt of the notice. The admission of new partners will, however, be subject to the consent of the controlling quotaholder.

CLAUSE EIGHT. The company shall be managed by the partner JOSE EDUARDO NICOLAU, in the capacity of managing partner, who will use the company's name and represent it as Plaintiff or Defendant, in or out of Court, being barred however from employing the company's name under any heading or in any manner whatsoever in operations or businesses which are alien to the corporate object, especially the granting of collateral, securities, endorsements or guarantees in favor of third parties. The company's name may be used in agreements in general, including loan agreements, credit notes, checks and any other documents, whatever their nature, which represent a liability for the company, being further empowered to grant powers to an attorney-in-fact, or to two attorneys-in-fact acting jointly.

      Paragraph One. For the performance of day to day acts, forwarding mail, issuing receipts and endorsing checks for deposit in the company's bank accounts, only the individual signature of one partner or one attorney-in-fact will be required.

      Paragraph Two. The appointment of attorneys-in-fact in the company's name as well as the extension of their powers will be made by the partners jointly.

CLAUSE NINE. As compensation for the services performed for the company the managing partner will receive in the manner of Pro Labore an amount determined from time to time, at the partners' unanimous consent, subject to the tax limitations provided in the income tax legislation, which amount will be booked to miscellaneous expenses.

CLAUSE TEN. In the event of death of any of the partners, his heirs will jointly exercise the deceased partner's rights while the quotas remain unapportioned.

CLAUSE ELEVEN. The fiscal year will coincide with the calendar year and on December 31 of each year the company's balance sheet will be drawn up, subject to the applicable legal and technical provisions. The ascertained profits and losses will be shared by each partner in the proportion of his holdings and eventual profits may, at their discretion, be distributed or put aside as reserves.

CLAUSE TWELVE. The partners declare they are not liable for any of the crimes provided by law which might prevent them from performing commercial activities.

In witness whereof, the parties have drawn up, dated and signed this instrument, together with two witnesses, in three counterparts, one of which is certified and filed with the Board of Trade of the State of Sao Paulo and the others, once certified, will be used by the company and the partners. The partners elect the central courts of the capital city of Sao Paulo, to settle eventual doubts arising from this Agreement, with the exception of any others regardless of possible privileges they may present.

Sao Paulo, February 4, 1991.
(signed by Jose Eduardo Nicolau and Elsa de Oliveira Barbosa)

Witnesses:
(signed by Laerte Antonio Palonio and Celio Durante)


                      COMERCIAL CABO TV SAO PAULO LTDA.
                         CGC/MF No 65.791.444/0001-38
                               NIRC 35210053959

                  AMENDMENT TO THE ARTICLES OF INCORPORATION
                            AND APPROVAL OF MERGER

The parties to this instrument are:

(a) INBRAC VISION LTDA., a corporation with its principal place of business at Rua do Rocio, 313 - 8th floor, Sao Paulo-SP, enrolled with the Board of Taxpayers CGC/MF under no 68.975.796/0001-31, having its Articles of Incorporation filed with the Board of Trade of Sao Paulo, under NIRC no 35211210993, at the session of October 22, 1992, herein represented by its Directors, Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CIC under no 128.701.967-68, residing and domiciled at Alameda Argentina, 406, Alphaville II, Barueri-SP and Claudio Cesar D'Emilio, a Brazilian citizen, married, business administrator, bearer of ID Card RG no 4.493.895 and enrolled with the Board of Taxpayers CIC under no 273.258.818-00, residing and domiciled at Rua Padre Anibal Difrancia, 182, Sao Paulo-SP;

(b) TEVECAP S/A, with its principal place of business at Rua do Rocio, 313 - suite 101, Sao Paulo - SP, enrolled with the Board of Taxpayers CGC/MF under no 57.574.170/0001-04, registered with the Board of Trade of Sao Paulo under NIRC no 35300139623, herein represented by its Directors, Jose Augusto Pinto Moreira and Claudio Cesar D'Emilio, whose particulars are given above, and, additionally

INBRAC VISION LTDA.'s quotaholder,

(c) ROBERT CIVITA, a Brazilian citizen, married, publisher, bearer of ID Card RG no 1.666.785 and enrolled with the Board of Taxpayers CIC under no 006.890.178-04, residing and domiciled at Rua Escocia, 253, apt. 11 - Sao Paulo-SP.

The parties named and whose particulars are given in items (a) and (b) above are the sole quotaholders of Comercial Cabo TV Sao Paulo Ltda., a corporation with its principal place of business in this capital city, at Rua do Rocio, 313, suite 111, enrolled with the Board of Taxpayers CGC/MF under no 65.791.444/0001-38, having its Articles of Incorporation filed with the Board of Trade of Sao Paulo under NIRC no 35210053959, on April 12, 1991, and HAVE
RESOLVED:

1. To adapt the monetary expression of the capital stock to the new Brazilian currency, the Real.

2. To amend the capital stock from R$1.09 (one Real and nine cents) to R$10,500.00 (ten thousand five hundred Reais), through the incorporation of R$10,498.91 (ten thousand four hundred and ninety-eight Reais and ninety-one cents) which are part of the balance of the account "Paid Up Capital Monetary Correction Reserve".

3. Consequently, to amend the par value of each quota to R$3.50 (three Reais and fifty cents).

4. To resolve upon the merger, into the Company, of lnbrac Vision Ltda., pursuant to the terms and conditions set forth in the Protocol and Justification of Merger, with the approval of the following:

      4.1. The terms, and conditions of the Protocol and Justification of Merger executed by this Company's Directors, dated November 30, 1994, with Inbrac Vision Ltda., which shall be an integral part hereof. Said Protocol provides for the transfer to this Company, through merger, of lnbrac Vision Ltda.'s net worth, in the amount of R$1,784,303.50 (one million seven hundred and eighty-four thousand three hundred and three Reais and fifty cents), which is to be confirmed by an appraisal report;

      4.2. The ratification of the appointment of the experts, Mauro Catucci, a Brazilian citizen, married, accountant, CRC/SP 165.052 and enrolled with the Board of Taxpayers CIC under no 088.826.118-76, residing and domiciled in this capital city, at Rua Fortunato Simoes, 121; Jose Orlando Arthuzo Filho, a Brazilian citizen, married, accountant, CRC/SP 165.783 and enrolled with the Board of Taxpayers CIC under no 041.816.678-12, residing and domiciled in this capital city, at Rua Angelina Ugolini, 76 and Antonio Pereira dos Anjos, a Brazilian citizen, married, accountant, CRC/SP 134.755 and enrolled with the Board of Taxpayers CIC under no 999.868.688-15, residing and domiciled in this capital city, at Rua Josefina Arnoni, 141 - apt. 23, to appraise Inbrac Vision Ltda.'s net worth;

      4.3. The Appraisal Report of lnbrac Vision Ltda.'s net worth, which will be injected into the Company, prepared by the experts mentioned in the preceding item, based on the balance sheet of November 30, 1994 and which was certified by the Presiding Board and filed with the Company, and further which confirmed the value of R$1,784,303.50 (one million seven hundred and eighty-four thousand three hundred and three Reais and fifty cents) for said portion of the net worth, which experts stated that this value complies with the "caput" of article 226 of Law 6.404/76 and may, therefore, be used as a basis for the merger;

      4.4. The injection into this Company, by merger, of lnbrac Vision Ltda.'s net worth, in the amount of R$1,784,303.50 (one million seven hundred and eighty-four thousand three hundred and three Reais and fifty cents), thus increasing the capital stock from R$10,500.00 (ten thousand five hundred Reais) to R$1,794,803.50 (one million seven hundred and ninety-four thousand eight hundred Reais and fifty cents), with the issue of 509,801 (five hundred and nine thousand eight hundred and one) new quotas, which will be subscribed by the quotaholders of Inbrac Vision Ltda., replacing the quotas they held in the merged company and representing this Company's capital stock increase. The quota replacement ratio will comply with the provisions set forth in the Protocol and Justification of Merger. Consequently, Comercial Cabo TV Sao Paulo Ltda. will be the successor of all of Inbrac Vision Ltda's rights and obligations, pursuant to the law.

5. The Company's representatives are authorized to adopt all the necessary measures to perfect the merger approved herein, including as regards registrations, notices, recordals and other applicable actions.

6. To increase the capital stock from R$1,794,803.50 (one million seven hundred and ninety-four thousand eight hundred Reais and fifty cents) to R$3,988,957.00 (three million nine hundred and eighty-eight thousand nine hundred and fifty-seven Reais) by issuing 626,901 (six hundred and twenty-six thousand nine hundred and one) quotas, in the par value of R$3.50 (three Reais and fifty cents) each, which are hereby subscribed and paid up at the unit price of R$3.50 (three Reais and fifty cents) by the partner TEVECAP S.A., by using current account credits, with the waiver by the partner CIVITA of his right of first refusal.

7. In view of the measures approved above, as well as of other changes they intend to make to the Articles of Incorporation, the quotaholders have resolved to reword and restate the Articles of Incorporation, which shall henceforth be worded as follows:

                           ARTICLES OF INCORPORATION

                                       I

                    NAME, HEAD OFFICE, OBJECT AND DURATION

CLAUSE 1. The company's name shall be COMERCIAL CABO TV SAO PAULO LTDA.

CLAUSE 2. The company's principal place of business and venue is located in the city of Sao Paulo/SP, at Rua do Rocio, 313 - 8th floor.

      Sole Paragraph. The Company's Board of Directors may open and close branches and offices anywhere in the Brazilian territory.

CLAUSE 3. The Company's objects are: (a) the exploitation, distribution, transmission, radio links and operation of special cable television services, through the reception and processing of images, sounds, signals and data and/or the respective generation, through community antennae, by physical means, including but not limited to cables, optical fiber, installation and maintenance of heads, networks, trunk systems, distribution systems, user or subscriber systems, in open or closed communities, preparation and/or placement of projects, including on behalf or for the account of third parties, or the utilization or the employment of any other means, systems, equipment, technical or technological products, their equivalents or substitutes; electronic lease or further any other means or system which technology or the state of the art might develop in future; (b) import and export of goods, products, equipment or services, directly or indirectly related to the corporate object, as well as the performance of services and the representation of other domestic or foreign corporations; and (c) participation in other corporations as partner, shareholder, quotaholder or syndicated member.

CLAUSE 4. The Company has an indeterminate term of duration.

                                      II
                                 CAPITAL STOCK

CLAUSE 5. The capital stock is R$3,988,957.00 (three million nine hundred and eighty-eight thousand nine hundred and fifty-seven Reais) divided into 1,139,702 (one million one hundred and thirty nine thousand seven hundred and two) quotas, in the par value of R$3.50 (three Reais and fifty cents) each, distributed as follows among the partners:

Quotaholders                         Quotas             Value R$
Tevecap S.A.                        1,139,685         3,988,897.50
Robert Civita                              17                59.50
                                    ---------         ------------
Total                               1,139,702         3,988,957.00

      Sole Paragraph. The partners' liability is limited, pursuant to the law, to the full amount of capital stock.

                                     III
                                  MANAGEMENT

CLAUSE 6. The company shall be managed by the partners who may delegate its powers to representatives who shall be designated Directors.

      Paragraph 1. The Board of Directors, which is appointed for an indeterminate term, shall be made up as follows: Administrative Director - Jose Augusto Pinto Moreira and financial Director - Claudio Cesar D'Emilio, whose particulars are given above, appointed by delegation of the quotaholders and who will have full powers to manage the company's business.

      Paragraph 2. The Company shall be represented:

      (a) by two Directors jointly, as Plaintiff or Defendant, or by one Director jointly with one attorney-in-fact or further by two attorneys-in-fact with special powers.

      (b) severally, by one Director or one attorney-in-fact with special powers in the performance of day-to-day activities, forwarding of mail, issue of receipts and endorsement of checks for deposit in the company's bank accounts.

      Paragraph 3. The appointment of attorneys-in-fact will require the joint signature of two Directors and the respective powers-of-attorney will specifically list the acts they may perform. With the exception of those which grant the powers of the "ad judicia" clause, all the other powers-of-attorney granted by the Company will have a limited term of validity.

      Paragraph 4. The Directors are barred from using the company name in third party guarantees and business alien to the company's interest or acts which imply an act of graciousness.

                                      IV
                       ASSIGNMENT OR TRANSFER OF QUOTAS

CLAUSE 7. None of the partners may fully or partly assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them.

      Paragraph 1. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so.

      Paragraph 2. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void.

                                       V

                  AMENDMENT TO THE ARTICLES OF INCORPORATION
                          DISSOLUTION AND LIQUIDATION

CLAUSE 8. The controlling quotaholder may amend these articles, each quota entitling its holder to one vote, the dissenting partner being entitled to withdraw from the company with the reimbursement of the amount corresponding to its stock, in accordance with the provisions of article eight, within six months of the date of withdrawal.

CLAUSE 9. In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet, appraised at the market price by a specialized company, taking into account for this purpose tangible and intangible assets, as well as liabilities on the date of the event and paid within six months.

      Sole Paragraph. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the other partners.

                                      VI
                    FISCAL YEAR, BALANCE SHEET AND PROFITS

CLAUSE 10. The fiscal year begins on January 1 and will end on December 31 whereupon the appropriate Balance Sheet and other financial statements will be drawn up, in compliance with the applicable legal provisions. The company may also draw up interim balance sheets and resolve upon the respective distribution of profits. Ascertained net profits will be allocated in accordance with the resolution of the partners. Ascertained losses will be borne by the partners proportionately to their quotas.

                                      VII
                                     VENUE

CLAUSE 11. The parties elect the courts of Sao Paulo, SP, to settle any claims arising from this Charter.

The partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities.

In witness whereof, the parties have executed this instrument in three counterparts before two witnesses.

                         Sao Paulo, December 29, 1994.

                                  TEVECAP S.A.
         (signed by Jose Augusto P. Moreira and Claudio Cesar D'Emilio)

                                  ROBERT CIVITA
                                   (signature)

Witnesses:
(signed by Simone de Souza Salgado and Sandra A.S. Iopes)

Attest:
(signed by Silvia C.L. Bernardes, OAB/SP 74.256)

BOARD OF TRADE OF THE STATE OF SAO PAULO
I certify registration under number 15.035/95-5 (signed by Jose Edgard L. Gomes, Secretary General)